                 SIZZLER INTERNATIONAL, INC. AND SUBSIDIARIES
                              EXHIBIT 11 - PART I
                       COMPUTATION OF PER SHARE EARNINGS

The weighted average number of shares used in the computation of net income per share is as follows:


                                             TWELVE WEEKS ENDED
                                         -------------------------
                                           July 20,      July 21,
                                             1997          1996
                                         -----------    ----------
Weighted average of outstanding shares    28,900,846    28,848,125
Common stock equivalents                           -            66
                                         -----------   -----------
Primary shares                            28,900,846    28,848,191
Additional shares                                  -            22
                                         -----------   -----------
Fully diluted shares                      28,900,846    28,848,213
                                         ===========   ===========

Net income used to calculate primary
 and fully diluted earnings per share    $ 1,487,000   $   494,000
                                         ===========   ===========

Earnings per share                       $      0.05   $      0.02
                                         ===========   ===========


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